SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Definitive Proxy Statement
/X/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

NEW FRONTIER MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, par value $.0001 per share

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ /	Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

EXPLANATORY NOTE

        New Frontier Media, Inc., a Colorado corporation (the “Company”), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on August 12, 2002 in connection with the solicitation of proxies for electing the board of directors of the Company at the Company’s 2002 annual meeting of shareholders.

THE FOLLOWING RELEASE WAS ISSUED OVER
PR NEWSWIRE IN THE MORNING OF AUGUST 12, 2002

For Immediate Release
Contact: Karyn Miller
(303) 444-0900 x 102
kmiller@noof.com

New Frontier Media, Inc. Sends Letter to Shareholders

Boulder, Colorado, August 12, 2002 - NEW FRONTIER MEDIA, INC., (Nasdaq: NOOF - News) announced today that it has sent a letter to its shareholders reporting the recommendation by Institutional Shareholder Services (ISS), recognized as the preeminent independent proxy advisor firm, that New Frontier Media shareholders vote FOR the Company’s slate of director nominees, and responding to what the Company believes to be misstatements by dissident shareholder Edward Bonn. A complete copy of the letter follows, and additional copies can be obtained by calling D.F. King & Co., Inc. at (212) 269-5550.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading distributor of adult entertainment via electronic platforms. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Internet, Broadband and video-on-demand.

The Erotic Networks™, the umbrella brand for the Company’s subscription and pay television subsidiary, provides pay-per-view and subscription TV networks to over 29 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks™ include Pleasure™, TeN™, ETC (Erotic Television Clips)™, Extasy™, True Blue™ and X-Cubed™. These networks represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.

For more information contact Karyn Miller at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

NEW FRONTIER MEDIA HAS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS. NEW FRONTIER MEDIA STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN NEW FRONTIER’S PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED ON JULY 24, 2002.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to the Company’s Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

[Letter follows]

7007 WINCHESTER CIRCLE, SUITE 200, BOULDER, CO 80301

August 8, 2002

Dear Shareholder:

     As you are most probably aware, Edward J. Bonn, a former director and officer of New Frontier Media, Inc., has initiated a proxy contest for control of your company.

     We are pleased to report to you that Institutional Shareholders Services (“ISS”), recognized as the preeminent independent proxy advisor firm, has recommended that New Frontier Media shareholders vote FOR the slate of directors nominated by the Company (the WHITE proxy card), and against the nominees proposed by dissident Mr. Edward Bonn. According to ISS “the wholesale replacement of the entire incumbent board and management is simply too risky given the nature of the Company’s business and the unique relationships it comprises.”

     You have recently received several letters from Mr. Bonn disparaging New Frontier’s leadership. However, as you reach your own opinion as to which director nominees are better suited to represent your interests on the New Frontier board of directors, please consider the following:

•

ISS also has criticized the high cost to the Company’s shareholders if Mr. Bonn’s slate of directors is elected. In its report, ISS correctly pointed out that “the dissidents have stated that if elected, each of their nominees will receive options to purchase 300,000 shares of New Frontier common stock. In total, this amounts to options on 2.1 million shares, representing dilution to existing shareholders of over nine percent. The dissidents point out that two-thirds of such options would vest only upon significant share price appreciation. However, this leaves 100,000 options per director that would be ‘in-the-money’ and exercisable immediately upon grant. Thus, New Frontier shareholders would be diluted by 3.3 percent as the cost of electing dissident directors. In the absence of any compelling reason to remove the incumbents, the incurrence of such a cost is hard to justify.”

•

Your current Board is committed to vigorously protecting the Company and its shareholders. In his recent letter to you, Mr. Bonn lists a number of lawsuits that the Company has been involved in. In fact, most of the lawsuits he has referred to are over three years old, involved immaterial amounts and have been won or settled on favorable terms to the Company. For example, currently, the Company actually has only two outstanding material litigations, one of which is the Company’s case against Mr. Bonn for fraud and self-dealing.

•

Mr. Isaacman, a current Board Member, is a nationally known attorney who was introduced to the Company by Mr. Bonn. Mr. Bonn recently has raised a question about the compensation paid to Mr. Isaacman’s law firm, which has acted as outside General Counsel to the Company since 2000, and in particular about certain options granted to Mr. Isaacman this past March. Not only has Mr. Bonn encouraged our retention of the Isaacman law firm, but at the March 20th Board meeting approving the options grant to Mr. Isaacman Mr. Bonn voted for the option grant to Mr. Isaacman. Moreover, subsequent to that Board meeting, Mr. Bonn asked Mr. Isaacman to join Mr. Bonn’s slate of directors and Mr. Isaacman declined. Mr. Isaacman is an invaluable asset to the Company and the fact that Mr. Bonn also sought his support speaks for itself.

     We believe the best interests of New Frontier Shareholders will be served by electing the nominees selected by the independent members of the Nominating Committee and recommended by both the Executive Committee and the full Board of Directors. We urge you to sign, date and mail the enclosed WHITE proxy card today. Discard any gold proxy card sent to you by Mr. Bonn.

     Please direct any questions regarding voting your shares to D.F. King & Co., Inc, which is assisting the Company, toll-free at 1-800-431-9642.

Sincerely,

Mark Kreloff Chairman and Chief Executive Officer

Michael Weiner Executive Vice President and Secretary

NEW FRONTIER MEDIA HAS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS. NEW FRONIER MEDIA STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN NEW FRONTIER’S PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, FILED ON JULY 24, 2002.

If your shares are held in your name, please sign, date and return the enclosed WHITE proxy card today. If your shares are held in “Street name”, only your broker or bank can vote your shares and only upon receipt of your specific instructions. Return the enclosed card and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf. If you have returned a gold proxy card from Mr. Bonn, you can change your vote by signing, dating and returning the enclosed proxy card. Only the latest-dated card counts. If you have any questions or require assistance in voting your shares, please call D.F. King & Co., Inc, toll-free on 1-800-431-9642.